News Release


Investor Contact:

Jack McHale, 215-986-6050
Jack.McHale@unisys.com


Media Contacts:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com

Gail Ferrari Marold, 919-302-1620
Gail.Ferrari@unisys.com



UNISYS ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2007 FINANCIAL RESULTS

COMPANY REPORTS SIGNIFICANT IMPROVEMENT IN OPERATING PROFIT AND $247 MILLION IN OPERATING CASH FLOW FOR FOURTH QUARTER OF 2007

BLUE BELL, Pa., January 29, 2008 - Unisys Corporation (NYSE: UIS) today reported $247 million in fourth-quarter operating cash flow and its highest full-year operating profit since 2003 as the company closed a year of significant progress in its multi-year repositioning program.

Unisys reported fourth-quarter 2007 operating income of $69.4 million, which included $55 million of net cost reduction charges and $11.6 million of retirement-related expense. These results compared with fourth-quarter 2006 operating income of $68.6 million, which included a $10 million benefit for changes in estimates for previously recorded cost reduction charges and $47.6 million of retirement-related expense. Fourth-quarter 2007 operating profit before the impact of these items improved by $30 million, or 29 percent, year over year.

For the full year of 2007, the company reported operating income of $85.9 million compared with a full-year 2006 operating loss of $326.8 million, a year-over-year improvement of $413 million. The 2007 results include $105 million of net cost reduction charges and $82.4 million of retirement-related expense, and the 2006 results include net cost reduction charges of $316 million and $153.8 million of retirement-related expense. Before the impact of these items in both years, full-year 2007 operating income improved by $130 million, or 91 percent, year over year.

Revenue for the fourth quarter of 2007 declined 1 percent to $1.54 billion from $1.55 billion in the year-ago quarter. Full-year 2007 revenue declined 2 percent to $5.65 billion compared with $5.76 billion in 2006. Foreign currency exchange rates had an approximately 5 percentage-point positive impact on revenue in the quarter and an approximately 4 percentage point positive impact on revenue for the full year.

COMMENTS FROM PRESIDENT AND CEO JOSEPH W. MCGRATH
"In 2007, we rebuilt our profitability to the highest level since 2003," said Joseph W. McGrath, Unisys president and chief executive officer. "By staying focused on implementing the many elements of a complex, multi-year repositioning plan, we closed 2007 with a strong fourth quarter and reported full-year operating profit of $85.9 million. Excluding cost reduction charges and retirement expense, our operating profit in 2007 increased 91 percent from 2006 levels. We also generated $247 million in operating cash flow in the fourth quarter, up 48 percent from year-ago levels. This is strong, tangible evidence that our repositioning is working and yielding results.

"Our revenue declined in 2007 as we de-emphasized low-margin, non-strategic areas of the business," McGrath said. "Within our overall revenue base, however, we are seeing a mix change as our strategic programs grow. Collectively, these strategic programs - outsourcing, enterprise security, open source solutions, Microsoft solutions, and real-time infrastructure solutions - now represent the majority of our overall revenue and grew about 10 percent in 2007. As we continue to build out these programs, while further streamlining our operations and reducing costs, we expect to continue our profit improvement in 2008."

FOURTH-QUARTER COMPANY RESULTS
After tax expense, the company reported fourth-quarter 2007 net income of $13.8 million, or diluted earnings per share of 4 cents, compared with net income of $21.3 million, or 6 cents per share in the year-ago quarter.

Services orders showed mid single-digit declines in the fourth quarter, driven by order declines for infrastructure services and systems integration and consulting. Outsourcing orders grew in the quarter. For the full year of 2007, services orders were flat compared with 2006. The company closed 2007 with $6.9 billion of firm services order backlog, up 4 percent from $6.6 billion of firm services backlog at year-end 2006.

Revenue in the United States declined 4 percent in the quarter to $629 million while revenue in international markets increased 1 percent to $907 million. On a constant currency basis, international revenue declined 8 percent in the quarter.

The company's gross profit margin and operating profit margin in the fourth quarter of 2007 improved to 27.4 percent and 4.5 percent, respectively. These compared with gross and operating profit margins of 24.9 percent and 4.4 percent, respectively, in the fourth quarter of 2006.

FOURTH-QUARTER BUSINESS SEGMENT RESULTS
Unisys has a long-standing policy of evaluating business segment performance on operating income exclusive of restructuring charges and unusual and non-recurring items. Therefore, the comparisons below exclude these items.

Customer revenue in the company's services segment declined 2 percent in the fourth quarter of 2007 compared with the year-ago period. The company reported continued revenue growth in outsourcing, which was more than offset by revenue declines in other services businesses. Gross profit margin in the services business improved to 19.6 percent compared with 16.9 percent a year ago. Services operating margin improved to 4.5 percent compared with 1.2 percent a year ago.

Customer revenue in the company's technology segment increased 6 percent from the fourth quarter of 2006. Within technology, the company saw strong double-digit revenue growth for its ClearPath enterprise servers. Gross profit margin in the technology business increased to 53.9 percent from 49.0 percent a year ago while operating margin increased to 20.5 percent compared to 13.7 percent in the fourth quarter of 2006.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $247 million of cash from operations in the fourth quarter of 2007 compared with $167 million in the year-ago quarter. The company used approximately $28 million of cash in the fourth quarter of 2007 for restructuring payments compared to approximately $88 million in the year-ago period.

Capital expenditures in the fourth quarter of 2007 were $71 million compared to $58 million in the year-ago quarter. The increase was due to investments in outsourcing assets related to new outsourcing engagements. After deducting for capital expenditures, Unisys generated $176 million of free cash in the quarter compared with $109 million in the fourth quarter of 2006.

The company ended 2007 with $830 million of cash, which included the proceeds of an offering of $210 million of 12.5% senior notes placed in the fourth quarter. The company offered the new notes to refinance $200 million of its 7 7/8% senior notes due 2008. The 7 7/8% senior notes were redeemed on January 11, 2008.

FULL-YEAR 2007 RESULTS
For the year ended December 31, 2007, Unisys reported revenue of $5.65 billion, a decline of 2 percent from revenue of $5.76 billion in 2006. Currency had an approximately 4 percentage point positive impact on full-year 2007 revenue.

For the year ended December 31, 2007, Unisys reported a net loss of $79.1 million, or 23 cents per share. These results included:

* net pre-tax cost reduction charges of approximately $105 million for workforce reductions and facility consolidations;

* a pre-tax gain of $24.7 million on the sale of the media solutions business;

* a $39.4 million tax benefit related to an income tax settlement; and

* $82.4 million of pre-tax retirement-related expense.

For the year ended December 31, 2006, Unisys reported a net loss of $278.7 million, or 81 cents per share. These results included:

* net pre-tax cost reduction charges of approximately $316 million;

* a pre-tax gain of $149.9 million on the sale of the company's shares in Nihon Unisys Limited; and

* $153.8 million of pre-tax retirement-related expense.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. EST to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology services and solutions company. We provide consulting, systems integration, outsourcing and infrastructure services, combined with powerful enterprise server technology. We specialize in helping clients use information to create efficient, secure business operations that allow them to achieve their business goals. Our consultants and industry experts work with clients to understand their business challenges and create greater visibility into critical linkages throughout their operations. For more information, visit www.unisys.com

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include general economic and business conditions; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to grow outsourcing and infrastructure services and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to continue to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers; the company's ability to effectively rightsize its cost structure; the risks of doing business internationally and the potential for infringement claims to be asserted against the company or its clients. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.
###

RELEASE NO.: 0129/8854
http://www.unisys.com/about__unisys/news_a_events/01298854.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                 (Millions, except per share data)

                             Three Months             Year
                           Ended December 31    Ended December 31
                          ------------------   ------------------
                            2007      2006       2007      2006
                          --------  --------   --------  --------
Revenue
  Services                $1,267.6  $1,298.7   $4,846.7  $4,917.2
  Technology                 268.1     253.3      805.8     840.0
                          --------  --------   --------  --------
                           1,535.7   1,552.0    5,652.5   5,757.2
Costs and expenses
  Cost of revenue:
    Services               1,008.7   1,045.4    3,989.3   4,317.1
    Technology               105.9     120.5      376.2     430.5
                          --------  --------   --------  --------
                           1,114.6   1,165.9    4,365.5   4,747.6
  Selling, general and
    administrative           304.3     270.5    1,022.1   1,104.7
  Research and development    47.4      47.0      179.0     231.7
                          --------  --------   --------  --------
                           1,466.3   1,483.4    5,566.6   6,084.0
                          --------  --------   --------  --------
Operating profit (loss)       69.4      68.6       85.9    (326.8)

Interest expense              20.2      19.3       76.3      77.2
Other income
 (expense), net               (3.6)       -        (6.1)    153.1
                          --------  --------   --------  --------
Income (loss) before
 income taxes                 45.6      49.3        3.5    (250.9)
Provision for income taxes    31.8      28.0       82.6      27.8
                          --------  --------   --------  --------
Net income (loss)            $13.8     $21.3     ($79.1)  ($278.7)
                          ========  ========   ========  ========
Earnings (loss) per share
Basic                       $  .04    $  .06    ($  .23)  ($  .81)
                          ========  ========   ========  ========
Diluted                     $  .04    $  .06    ($  .23)  ($  .81)
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                    352,502   344,935    349,661   343,747
                          ========  ========   ========  ========
  Diluted                  352,936   345,627    349,661   343,747
                          ========  ========   ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                             (Millions)

                                 Elimi-
                       Total     nations    Services* Technology*
                      --------   --------   --------  ----------
Three Months Ended
December 31, 2007
------------------
Customer revenue      $1,535.7              $1,267.6      $268.1
Intersegment                       ($58.0)       3.0        55.0
                      --------   --------   --------    --------
Total revenue         $1,535.7     ($58.0)  $1,270.6      $323.1
                      ========   ========   ========    ========

Gross profit percent     27.4%                 19.6%       53.9%
                      ========              ========    ========
Operating profit
  percent                 4.5%                  4.5%       20.5%
                      ========              ========    ========
Three Months Ended
December 31, 2006
------------------
Customer revenue      $1,552.0              $1,298.7      $253.3
Intersegment                       ($78.0)       4.0        74.0
                      --------   --------   --------    --------
Total revenue         $1,552.0     ($78.0)  $1,302.7      $327.3
                      ========   ========   ========    ========

Gross profit percent     24.9%                 16.9%       49.0%
                      ========              ========    ========
Operating profit
  percent                 4.4%                  1.2%       13.7%
                      ========              ========    ========

Year Ended
December 31, 2007
------------------
Customer revenue      $5,652.5              $4,846.7      $805.8
Intersegment                      ($206.7)      13.9       192.8
                      --------   --------   --------    --------
Total revenue         $5,652.5    ($206.7)  $4,860.6      $998.6
                      ========   ========   ========    ========

Gross profit percent     22.8%                 17.4%       47.0%
                      ========              ========    ========
Operating profit
  percent                 1.5%                  2.5%        8.3%
                      ========              ========    ========
Year Ended
December 31, 2006
------------------
Customer revenue      $5,757.2              $4,917.2      $840.0
Intersegment                      ($250.3)      14.8       235.5
                      --------   --------   --------    --------
Total revenue         $5,757.2    ($250.3)  $4,932.0    $1,075.5
                      ========   ========   ========    ========

Gross profit percent     17.5%                 15.1%       44.2%
                      ========              ========    ========
Operating profit
  (loss) percent         (5.7%)                (0.5%)       1.7%
                      ========              ========    ========

* Results exclude cost reduction actions

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                        December 31, December 31,
                                           2007         2006
                                        ----------   ----------
Assets
Current assets
 Cash and cash equivalents                  $830.2       $719.3
 Accounts and notes receivable, net        1,059.2      1,164.6
 Inventories
   Parts and finished equipment               91.9         95.0
   Work in process and materials              79.2         81.2
 Deferred income taxes                        15.0         30.0
 Prepaid expense and other
   current assets                            133.7        148.4
                                        ----------   ----------
 Total                                     2,209.2      2,238.5
                                        ----------   ----------
Properties                                 1,336.9      1,233.4
 Less accumulated depreciation
   and amortization                        1,004.7        892.1
                                        ----------   ----------
 Properties, net                             332.2        341.3
                                        ----------   ----------
Outsourcing assets, net                      409.4        401.1
Marketable software, net                     268.8        304.3
Prepaid postretirement assets                497.0        250.1
Deferred income taxes                        101.2        191.3
Goodwill                                     200.6        193.9
Other long-term assets                       123.1        117.4
                                        ----------   ----------
 Total                                    $4,141.5     $4,037.9
                                        ==========   ==========
Liabilities and stockholders' equity (deficit)
Current liabilities
 Notes payable                                $0.1         $1.2
 Current maturities of long-term debt        204.3          0.5
 Accounts payable                            419.6        460.9
 Other accrued liabilities                 1,253.4      1,469.1
                                        ----------   ----------
 Total                                     1,877.4      1,931.7
                                        ----------   ----------
Long-term debt                             1,058.3      1,049.1
Long-term postretirement liabilities         420.7        667.7
Other long-term liabilities                  387.1        453.6
Stockholders' equity (deficit)
 Common stock                                  3.6          3.5
 Accumulated deficit                      (2,465.9)    (2,386.8)
 Other capital                             4,011.9      3,945.1
 Accumulated other comprehensive loss     (1,151.6)    (1,626.0)
                                        ----------   ----------
 Stockholders' equity (deficit)              398.0        (64.2)
                                        ----------   ----------
 Total                                    $4,141.5     $4,037.9
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Millions)

                                                 Year Ended
                                                 December 31
                                             -------------------
                                                2007      2006
                                             --------   --------
Cash flows from operating activities
Net loss                                      ($79.1)    ($278.7)
Add (deduct) items to reconcile
 net loss to net cash provided by
 operating activities:
Equity loss                                                  4.5
Employee stock compensation expense              7.7         6.7
Company stock issued for U.S. 401(k) plan       47.4        18.3
Depreciation and amortization
 of properties                                 115.1       120.5
Depreciation and amortization of
 outsourcing assets                            143.8       135.1
Amortization of marketable software            121.6       132.9
Gain on sale of assets                         (24.7)     (153.2)
Decrease (increase) in deferred
 income taxes, net                              69.9       (66.5)
Decrease in receivables, net                   176.2        14.2
Decrease in inventories                         10.7        19.4
(Decrease) increase in accounts payable
 and other accrued liabilities                (286.1)       74.1
Decrease in other liabilities                 (103.3)      (68.8)
(Increase) decrease in other assets            (32.2)       52.8
Other                                            6.1        17.4
                                             -------     -------
Net cash provided by operating activities      173.1        28.7
                                             -------     -------
Cash flows from investing activities
 Proceeds from investments                   7,718.5     7,522.0
 Purchases of investments                   (7,728.3)   (7,535.9)
 Investment in marketable software             (94.0)     (105.4)
 Capital additions of properties               (77.5)      (70.1)
 Capital additions of outsourcing assets      (137.5)      (81.0)
 Purchases of businesses                        (1.2)       (1.1)
 Proceeds from sale of assets                   29.3       380.6
                                             -------     -------
Net cash (used for) provided by
  investing activities                        (290.7)      109.1
                                             -------     -------
Cash flows from financing activities
 Net reduction in short-term borrowings         (1.1)      (17.0)
 Minority shareholder dividends                 (5.8)
 Proceeds from exercise of stock options        12.3         1.6
 Payments of long-term debt                                (57.9)
 Proceeds from issuance of long-term debt      204.2
 Cost of credit agreement                                   (4.6)
                                             -------     -------
Net cash provided by (used for) financing
  activities                                   209.6       (77.9)
                                             -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                           18.9        16.9
                                             -------     -------
Increase in cash and cash equivalents          110.9        76.8
Cash and cash equivalents, beginning of
 period                                        719.3       642.5
                                             -------     -------
Cash and cash equivalents, end of period      $830.2      $719.3
                                             =======     =======